Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of VictoryShares USAA MSCI US Value Momentum ETF, VictoryShares USAA MSCI US Small Cap Value Momentum ETF, VictoryShares USAA MSCI International Value Momentum ETF, VictoryShares USAA MSCI Emerging Markets Value Momentum ETF, VictoryShares USAA Core Short-Term Bond ETF, and VictoryShares USAA Core Intermediate-Term Bond ETF, each a series of Victory Portfolios II, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
April 5, 2019